Exhibit 99.3

Monthly Servicer Certificate

Pursuant to Section 4.01(d)(ii) of the Transition Property Servicing Agreement, dated as of March 1, 2005 (the "Agreement"), between Boston Edison Company, as servicer (the "Servicer") and BEC Funding II, LLC, the Servicer does hereby certify as follows:

Capitalized terms used herein have their respective meanings as set forth in the Agreement.

For the Monthly Period: September 2005

1)	Billings:
	a)	Monthly kWh Consumption:	$1,376,079,937
	b)	Applicable RTC Charge:	$0.003256
	c)	Total RTC Charge Amount Billed (less expected charge-offs) this Month:	$4,454,399.33
	d)	Cumulative RTC Charge Amount Billed (less expected charge-offs) this Remittance Period:	$30,244,659.35

2)	Remittances:
	a)	Total Amount Remitted this Month:	$4,717,869.23
	b)	Cumulative Amount Remitted this Remittance Period:	$23,743,272.51

3)	Draws on Subaccounts:
	a)	Reserve Subaccount Draw this Month:	$0.00
	b)	Cumulative Reserve Subaccount Draw Amount this Remittance Period (net of funding):	$0.00
	c)	OvercollateralizationSubaccount Draw Amount this Month:	$0.00
	d)	Cumulative Overcollateralization Subaccount Draw Amount this Remittance Period (net of funding):	$0.00
	e)	Capital Subaccount Draw Amount this Month:	$0.00
	f)	Cumulative Capital Subaccount Draw Amount this Remittance Period (net of funding):	$0.00

	Executed as of 6th day of October 2005.

BOSTON EDISON COMPANY
as Servicer
By: /s/ EMILIE O'NEIL
Name: Emilie O'Neil
Title: Director of Corporate Finance and Cash Management